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                                                                    Exhibit 10.2



                                                 July 25, 1997


Mr. Charles J. Thibaudeau
1205 Turnberry Ridge Ct.
Chesterfield, MO  63005

Dear Mr. Thibaudeau:

      This will confirm the Company's agreement concerning your separation from Trans World Airlines, Inc. ("TWA" or the "Company"). In this connection, TWA and you have agreed as follows:

1. Your employment will be terminated effective on October 1, 1997, after which time you will be deemed to have officially retired. During the period beginning August 1, 1997 to September 30, 1997 you will be deemed to be on vacation, with pay.

2. On or about the 15th day of October, 1997 and on or about the 15th day of each month thereafter until September 15, 1998 the Company shall pay to you, from the active payroll, an amount equal to one twelfth of your annual base salary as of September 30, 1997 (less any applicable federal and state income and employment tax withholdings).

3. 28,839 of the non-qualified stock options issued to you under TWA's Key Employee Stock Incentive Program ("KESIP") will vest on August 21,
      1997 and an equal amount of 28,839 such options will be treated as vested options on October 1, 1997. Notwithstanding anything to the contrary in the KESIP award agreement between you and the Company, the entire aggregate amount of 57,677 such vested options will be exercisable by you until the close of business on the 60th day following the October 1, 1997 effective date of your termination of employment; provided that, if at any time during such 60 day period
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      either the Company requests that you not trade in securities of the
      Company during a Restricted Period or you notify the Company that counsel reasonably acceptable to the Company has advised you that applicable securities laws prohibit trading in securities of the Company during a Restricted Period, then the Compensation Committee shall extend the exercise period of your options until the close of business on the day, which follows the end of the Restricted Period, by the number of days remaining in such 60 day period as of the beginning of the Restricted Period. Any options that are not exercised by you on or before such time shall immediately thereafter lapse and terminate.


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Mr. Charles J. THibaudeau
July 25, 1997
Page 2

4. You will be entitled to normal Executive Officer retirement entitlements in accordance with the Company's Management Policy and Procedure Manual as in effect as of the date of this Agreement. You will promptly return to the undersigned on behalf of TWA all Company issued cards, including, but not limited to the Alamo Rental card, the AT&T card, parking card and any other such card issued to you. You will, on or before October 1, 1997, return to the undersigned on behalf of TWA all term passes issued to you by other air carriers.

5. You will be entitled to reimbursement pursuant to the Company's Class A relocation policy up to and including eligible expenses incurred on or before July 8, 1997. Such reimbursement will be made on or before August 15, 1997.

6. You will continue to be entitled, with respect to claims by third parties against you in your capacity as an officer of TWA or an officer or director of any of its subsidiaries relating to periods which you were employed by TWA, to be indemnified under the provisions of TWA's bylaws and under the terms of that certain Indemnification Agreement dated as of the 1st day of October, 1996 (a copy of which is attached) and you are entitled to be covered by such officers' and directors' liability insurance coverage as shall be maintained by TWA from time to time.

7. You will on the effective date of execution of this letter agreement return to the undersigned on behalf of TWA any computers and all accessories, software and appurtenances thereto, or pagers, which are the property of or leased by TWA and in your possession, and all other TWA property, documents or material that may be in your possession.

8. You agree that for a period of two (2) years after the termination of your employment with TWA you will not for any reason solicit (or assist or encourage the solicitation of any employee of TWA or any of its subsidiaries or affiliated companies to be employed by you or any entity in which you own or expect to own an equity interest in excess of five (5) percent of any class of the outstanding securities thereof, or by which you are employed or for which you serve or expect to serve in any capacity. For purposes of this paragraph, the term "solicit" shall mean your contacting or providing information to others who may be expected to contact, any employee of TWA or of any of its subsidiaries or affiliated companies regarding their employment status, job satisfaction, interest in seeking employment with you, any person affiliated

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Mr. Charles J. THibaudeau
July 25, 1997
Page 3

      with you or by whom you are employed or any other person or concerning any related matter, but shall not include general print advertising for personnel or responding to an unsolicited request for a personal recommendation for or evaluation of an employee of TWA or any of its subsidiaries or affiliated companies.

9. You agree to make yourself reasonably available (taking into consideration your then current employment circumstances) and to cooperate with TWA as may be reasonably necessary in connection with any litigation or other proceedings which have arisen or may arise, directly or indirectly, out of or in connection with the performance of your duties while you were employed by TWA. TWA will compensate you for said services pursuant to its standard compensation of an hourly rate based upon your last salary while still employed by TWA or, if greater your then current salary. You agree not to serve as an expert witness or otherwise testify against TWA in any litigation against TWA brought by any third parties unless you are under a court order or subpoena to do so. You will promptly notify TWA if you are so subpoenaed or ordered by any court to so testify in any litigation against TWA.

10. You agree to abide by the Termination Obligations set forth in Paragraph 7 of the Agreement between you and the Company dated as of October 1, 1996 ("Employment Agreement"), including, but not limited to an agreement:

      a) That you will not disclose or make public to anyone, or release to the media any nonpublic TWA commercial, operational or financial information, including costs, strategies, forecasts or trade secrets for a period of twelve (12) months after your signing this Agreement, unless you are under a court order or subpoena to do so.

      b) That you will not discuss or disclose to the media the circumstances or terms of your termination of employment from TWA for a period of two (2) years after your signing this Agreement and you will not publicly disparage or denigrate the Company or any of its officers, directors or practices. Notwithstanding the provisions of Paragraph 7(c) of the Employment Agreement, you have been allowed to discuss with certain Company personnel the circumstances of the termination of your employment.

      c) With the exception of claims arising out of any breach of this Agreement, you irrevocably and unconditionally release, remise, acquit and forever discharge TWA, its

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Mr. Charles J. THibaudeau
July 25, 1997
Page 4


            past and present shareholders, subsidiaries, divisions, controlling parties, officers, directors, agents, employees, successors and assigns (separately and collectively "TWA Releases") jointly and individually, of and from any and all claims, demands, causes of action, obligations, damages or liabilities in law or in equity, arising from all bases, however denominated, known or unknown, directly or indirectly arising out of or relating to your employment by TWA and the termination thereof, including but not limited to any and claims of employment discrimination under any federal, state or local law, rule or regulation.
            This release extends to any relief, no matter how denominated, including but not limited to back pay, front pay, reinstatement, compensatory damages, punitive damages or damages from pain and suffering. You further agree that you will not file nor permit to be filed on your behalf any such claim, will not permit yourself to be a member of any class seeking relief against TWA Releases, and will not counsel or assist in the prosecution of any claims against the TWA
            Releasees, whether those claims are on behalf of yourself or others, unless you are under a subpoena court order compelling you to do so.

      d) This Agreement is intended to be a total accord, settlement and satisfaction of any and all claims which you have or may have had against the TWA Releasees, including but not limited to any and all contract, tort, and statutory claims, including but not limited to claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, 29 U.S.C. Sec. 621 et. seq., the Civil Rights Act of 1991, or
                            --  ---
            under any other state or federal statute or law.

      e) You further acknowledge that the only consideration for signing this Agreement and all that you are ever to receive from the TWA Releasees are the terms stated in this Agreement and that, except as set forth herein, no other promises or agreements of any kind have been made to you or with you by any person or entity whatsoever to cause you to sign this Agreement, and that you have signed this Agreement as your free and voluntary act. You further acknowledge that pursuant to the terms of this Agreement you are and will be receiving benefits from TWA which are above and beyond those benefits normally provided under TWA's corporate policies and procedures governing termination of employment; that you have had a full, fair and adequate opportunity to reflect


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Mr. Charles J. Thibaudeau
July 25, 1997
Page 5

            upon and consider the terms of this Agreement, to negotiate with TWA and its representatives concerning the same, and to discuss the same if desired with legal counsel of your choice; that no duress or pressure of any kind has been applied to you with respect to your entering into this Agreement; and that you are satisfied with the terms and provisions of this Agreement.

      f) The execution of this Agreement, including the general release set forth above, is knowing and voluntary and that you understand this Agreement and the general release set forth in
            (d) above. You acknowledge that you have been advised by TWA in writing to consult with an attorney prior to executing this Agreement, you have in fact consulted with an attorney prior to executing this Agreement, and you have twenty-one (21) days from tender of this Agreement within which to consider this Agreement.

      g) For a period of seven (7) days following execution of this Agreement, you may revoke this Agreement and this Agreement will not become effective or enforceable until after the revocation period has expired. Said revocation must be delivered in writing on or before 5:00 PM on the 7th day after execution of this Agreement to the undersigned.

11.   You will retain your Ambassador Club membership for life.

12. You may retain the usage of your office at One City Centre, St. Louis, Missouri until July 31, 1997.

13. Your mother shall be issued up to two round trip Class A passes during the period September 1, 1997 through August 31, 1998.

14. This Agreement shall be binding upon and inure to the benefit of TWA and you, to the successors and assigns of TWA and to your heirs and personal representatives.

15. This Agreement contains the entire agreement between the parties regarding its subject matter and supersedes all prior agreements between the parties. This Agreement may only be modified in writing signed by the parties.

      If this Agreement accurately reflects our understanding, please sign the enclosed copy of this letter in the space provided and return same to me.



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Mr. Charles J. Thibaudeau
July 25, 1997
Page 6

                                          Sincerely,

                                          TRANS WORLD AIRLINES, INC.



                                          By:---------------------------
                                                Richard P. Magurno
                                                Senior Vice President &
                                                General Counsel

Read, Acknowledged and Agreed to
this ---- day of July, 1997.



--------------------------------
Charles J. Thibaudeau